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                                                                    Exhibit 4-9F

                                 AMENDMENT NO. 6
                               TO CREDIT AGREEMENT

         Amendment, dated as of September 23, 1999 to the Credit Agreement dated as of August 1, 1991, as amended by a First Amendment Agreement dated as of September 1, 1993, a Second Amendment Agreement dated as of January 9, 1995, a Third Amendment Agreement dated as of July 1, 1996, a Fourth Amendment Agreement dated as of August 30, 1997 and a Fifth Amendment Agreement dated as of September 14, 1998 (as so amended, the "Agreement") between NEW JERSEY RESOURCES CORPORATION (the "Borrower") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Bank").

         The parties hereto desire to amend the Agreement subject to the terms and conditions of this Amendment, as hereinafter provided. Accordingly, the parties hereto agree as follows:


         I. Definitions. Except as otherwise defined herein, capitalized terms used herein and defined in the Agreement shall have the respective meanings ascribed thereto in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the effective date hereof refer to the Agreement as amended hereby.

         2. Amendment. The definition in Section 1.1 of "Termination Date" is hereby amended by deleting the date "October 1, 1999" and inserting the date "October 1, 2000" in its place.

         3. Representations. The Borrower hereby represents and warrants to the Bank that:

         (A) the representations and warranties set forth in Section 5 of the Agreement are true and correct in all respects as if made on the date hereof and as if each reference therein to the Agreement were a reference to the Agreement as amended by this Sixth Amendment Agreement.

         (B) no Event of Default specified in Section 7 of the Agreement has occurred and is continuing;

         (C) the making and performance by the Borrower of this Sixth Amendment Agreement have been duly authorized by all necessary corporate action; and

         (D) the Borrower has (i) initiated a review and assessment of all areas within the business and operations of the Borrower and each of its Subsidiaries (including those areas affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by it or any of its Subsidiaries (or their respective suppliers or vendors) may be unable to recognize and perform properly date-sensitive functions involving
                  certain dates
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                  prior to and any date after December 31, 1999). (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented such plan in accordance with such timetable. The Borrower reasonably believes that all of the Borrower's computer applications (and the majority of the computer applications of the Borrower's suppliers and vendors) that are material to the business or operations of the Borrower or any of its Subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         "Material Averse Effect" means (i) any material adverse effect on the business on the business, financial position, results of operations, properties, assets or prospects of the Borrower and its Subsidiaries, taken as a whole: (ii) any material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement and the Note or (iii) any material adverse affect on the rights and remedies of the Bank under this Agreement and the Note.

4. Agreement as Amended. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the terms hereof.

5. Governing Law. This Amendment, and the Agreement as amended hereby, shall be construed in accordance with and governed by the laws of the State of New York.

6. Severability. In case any one or more of the provisions contained in this Amendment would be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7. Counterparts; Effective Date This amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute one and the same instrument. This Amendment shall become effective as of the date first above written upon receipt by the Bank of counterparts hereof executed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment Agreement to executed their duly authorized officers as of the day and year first above written.


NEW JERSEY RESOURCES CORPORATION                     MORGAN GUARANTY TRUST
                                                     COMPANY OF NEW YORK


By:  Glenn C. Lockwood                               By:  Kathryn Sayko-Yanes
Senior Vice President & CFO